Exhibit 3.3

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
(After Issuance of Stock)

PALAL MINING CORPORATION

We, the undersigned, Harry P. Gamble IV, President and Paul Lemmon, Secretary of PALAL MINING CORPORATION. do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held on the 22nd day of February, 2002, adopted a resolution to amend the original articles as follows:

Article "First" is hereby amended to read as follows:

FIRST: The name of the corporation is TexEn Oil & Gas Inc.

That on the 17th day of April, 2002, the shareholders of the corporation approved the foregoing resolution. The number of shares of the corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 30,299,250; that the said change and amendment have been consented to and approved by the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

/s/ Harry P. Gamble
Harry P. Gamble IV, President

/s/ Paul Lemmon
Paul Lemmon, Secretary

State of Texas                    )
                                          ) ss.
County of Harris                 )

On April 17, 2002, personally appeared before me, a Notary Public, Harry P. Gamble IV, President of PALAL MINING CORPORATION who acknowledged that he executed the above instrument.

/s/ Illegible
Notary Public residing at
Harris County

My Commission Expires:
4/1/03

______________________________   )
                                                               )ss.
______________________________   )

On April 25, 2002, personally appeared before me, a Notary Public, Paul Lemmon, Secretary of PALAL MINING CORPORATION who acknowledged that he executed the above instrument.

/s/ A. Gorden Shepard
Notary Public, residing at
Fredericton, NB Canada

My Commission Expires:
Permanent